As filed with the Securities and Exchange Commission on October 19, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EQUIFAX INC.

(Exact name of registrant as specified in its charter)

Georgia	58-0401110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 885-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kent E. Mast, Esq.
Corporate Vice President and General Counsel
Equifax Inc.
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
(404) 885-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Larry D. Ledbetter, Esq.
Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
(404) 815-6175

Approximate date of commencement of proposed sale to public:   From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $1.25 per share(1)	443,337	$33.93	$15,042,425	$1,770

(1)             Includes common stock purchase rights under the Equifax Inc. Rights Agreement. The purchase rights initially are attached to and trade with all the shares of common stock outstanding as of, and issued subsequent to, November 6, 1995, pursuant to the Rights Agreement dated as of October 25, 1995 between Equifax Inc. and SunTrust Bank, Atlanta, as amended as of July 7, 2001, as further amended and restated as of October 14, 2005, and as it may from time to time be supplemented or amended pursuant to its terms. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the common stock and will be transferable only simultaneously and together with common stock. The value attributed to such rights, if any, is reflected in the market price of our common stock.

(2)             The shares of common stock are being registered for resale by the selling shareholder named in the prospectus. In accordance with Rules 416(a) and 416(b) under the Securities Act of 1933, as amended, the registrant is also registering hereunder an indeterminate number of shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of Equifax’s common stock as reported on the New York Stock Exchange on October 13, 2005. The maximum price per share will be determined from time to time in connection with the resale by the selling shareholder of the shares registered hereunder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated October 19, 2005

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholder is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

443,337 Shares of Common Stock

Offered by the Selling Shareholder

This prospectus relates to the offer from time to time of up to 443,337 shares of our common stock for the account of the selling shareholder named in this prospectus. The selling shareholder acquired such shares from us in a private placement exempt from the registration requirements of the Securities Act of 1933.

The shares may be offered and sold from time to time by the selling shareholder named in this prospectus or in any supplement to this prospectus. The selling shareholder may sell the shares at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The shares covered by this prospectus may be sold at market prices prevailing at the time or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling shareholder.

Our common stock trades on the New York Stock Exchange under the symbol “EFX.”  The last reported sale price of our common stock on the New York Stock Exchange on October 18, 2005 was $34.62 per share.

Investing in our securities involves risk. You should carefully consider the risk factors described under “Risk Factors” beginning on page 2 of this prospectus before you make any investment in our securities.

In connection with certain sales of the shares hereunder, a prospectus supplement may accompany this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2005.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither we nor the selling shareholder have authorized any other person to give you different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this self registration process, the selling shareholder referred to in this prospectus may from time to time offer and sell up to 443,337 shares of our common stock in one or more offerings as described in this prospectus or any prospectus supplement.

This prospectus relates to 443,337 shares of our common stock that were issued to Credit Bureau of Knoxville, Inc. in September 2005 in a private placement exempt from registration under the Securities Act of 1933. In connection with this private placement, we agreed to register the shares with the Securities and Exchange Commission.

This prospectus provides you with a general description of us and common stock that may be offered by the selling shareholder. In connection with any offer or sale of the shares by the selling shareholder under this prospectus, the selling shareholder is required to provide this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholder and the terms of that offering. The prospectus supplement also may add to, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

Throughout this prospectus, when we use the terms “we” and “our” and similar terms, we are referring to Equifax Inc. and its subsidiaries, collectively, as the context requires.

OUR COMPANY

We are a publicly traded Georgia corporation incorporated in 1913. We collect, organize and manage numerous types of credit, financial, public record, demographic and marketing information regarding individuals and businesses. This information originates from a variety of sources including financial or credit granting institutions, governmental entities and consumers. Our proprietary databases contain information on more than 400 million consumers and businesses worldwide. The original data is compiled and processed utilizing our proprietary software and systems and distributed to customers in a variety of user-friendly and value-add formats. Our products and services include consumer credit information, information database management, marketing information, business credit information, decisioning and analytical tools, and identity verification services which enable businesses to make informed decisions about extending credit or service, mitigate fraud, manage portfolio risk, and develop marketing strategies for consumers and small businesses. We also enable consumers to manage and protect their financial affairs through a portfolio of products that we sell directly via the Internet and in various hard-copy formats.

We currently operate in 12 countries: North America (the United States and Canada), Europe (the United Kingdom, Ireland, Spain and Portugal) and Latin America (Brazil, Argentina, Chile, El Salvador, Peru and Uruguay). We serve customers across a wide range of industries, including the financial services, retail, telecommunications, utilities, automotive, brokerage, healthcare and insurance industries, as well as state and federal governments. Our revenue stream is highly diversified with our largest customer providing less than 3% of total revenues.

Our principal executive offices are located at 1550 Peachtree Street, N.W., Atlanta, Georgia 30309, and our telephone number is (404) 885-8000. We maintain a website located at www.equifax.com. Except for this prospectus and the documents incorporated by reference which are on our website, other information on our website is not and should not be considered part of this prospectus.

RISK FACTORS

An investment in our common stock involves a degree of risk. You should consider carefully the following risk factors together with the other information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference into the prospectus in evaluating an investment in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually were to occur, our business, financial condition or results of operations could be affected materially and adversely. In that case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Since our revenues depend to a large extent on our customers’ demand for consumer credit information, deterioration of current economic conditions or rising interest rates may harm our results of operations.

Consumer credit reports constitute our core product. In general, our customers use our credit reports and related services to process applications for new credit cards, automobile loans, home mortgages and refinancing and other consumer loans. They also use our credit reports and services to monitor existing credit relationships. Consumer demand for credit, i.e., rates of spending and levels of indebtedness, tends to grow more slowly or decline during periods of economic contraction or slow economic growth. Rising rates of interest may also negatively impact consumer demand for credit, especially mortgage loan refinancing. A decline in consumer demand for credit reduces our customers’ demand for our consumer credit reports. Consequently, our revenues from consumer credit report products and services could be negatively affected and our results of operations harmed if consumer demand for credit decreases, or if interest rates increase.

The loss of access to credit and other data from external sources could harm our ability to provide our products and services.

We rely extensively upon data from external sources to maintain our proprietary and non-proprietary databases, including data received from customers and various government and public record services. Our data sources could withdraw their data from us for a variety of reasons, including legislatively or judicially imposed restrictions on use. If a substantial number of data sources were to withdraw their data, or if we were to lose access to data due to government regulation, our ability to provide products and services to our clients could be materially adversely impacted, which could result in decreased revenues, net income and earnings per share.

Compliance with recent amendments to the Fair Credit Reporting Act, or FCRA, will increase our compliance costs, which may not be offset by regulatory recovery fees and consumer marketing initiatives.

The Fair and Accurate Credit Transaction Act of 2003, or FACT Act, which amended the FCRA, became law in December 2003. Beginning on December 1, 2004, the FACT Act, among other things, required us on an annual basis to provide free credit reports to consumers upon request. These reports may be requested by Internet, telephone or mail through centralized request facilities which we and other nationwide credit reporting agencies must establish and support. In addition, subject to final regulations to be adopted by the Federal Trade Commission, or FTC, consumers will be entitled to a free credit report upon request if a report results in the consumer obtaining credit terms less favorable than those provided to a majority of the credit provider’s customers (also known as risk-based pricing). The FACT Act also requires us to provide credit scores to requesting consumers for a reasonable fee, as determined by the FTC.

The FTC has issued regulations to implement many of these requirements, including establishment of the centralized request facilities and development of procedures to phase-in such requests. The phase-in was completed on September 1, 2005. Additional provisions of the FACT Act impose requirements designed to reduce consumer identity theft, limit provision of medical information and require reports to the FTC regarding consumer complaints. We have modified our procedures and systems to deal with these and other FACT Act provisions where applicable.

We have incurred significant compliance costs to implement the FACT Act requirements, and we expect to continue incurring expenses to comply with the FTC’s regulations that could have a material adverse effect on our financial condition and results of operations. The net impact of the free report disclosure and other requirements of the FACT Act on our business will depend on numerous factors, including among others the actual demand of consumers for free credit reports, our ability to increase fees to customers to recover these regulatory costs, our experience marketing fee-generating products to consumers requesting free credit file disclosures; the FTC’s final determination of the fee we can charge for providing credit score disclosures to requesting consumers; the actual cost of resolving additional credit file and credit score reinvestigation requests from consumers; and approval of final FTC and Federal Reserve Board rules on risk-based pricing transactions and other matters.

Changes in the legislative, regulatory and judicial environments may adversely affect our ability to collect, manage, aggregate and use data.

Our business involves collection of consumer and business data and distribution of such information to businesses making credit and marketing decisions. Consequently, certain of our activities and services are subject to regulation by federal, state and local authorities in the U.S. and Canada, and in those countries within Europe and Latin America where we do business. For instance, much of the data and services that we provide are subject to regulation under the FCRA which regulates the use of consumer credit information and, to a lesser extent, the Gramm-Leach-Bliley Act which regulates the use of non-public personal information held by financial institutions.

We are also subject to the United Kingdom’s Data Protection Act of 1998, which regulates the manner in which we can use third-party data and recent regulatory limitations relating to use of the Electoral Roll, one of our key data sources in the United Kingdom. In addition, public interest in individual privacy rights and the collection, distribution and use of information about individuals may result in the adoption of new federal, state, local and foreign laws and regulations that could include increased compliance requirements and restrictions on the purchase, sale and sharing of information about consumers for commercial purposes, and have a negative impact on our ability to collect such information provided by consumers voluntarily. Future international, federal, state and local laws and regulations with respect to the collection, management and use of data about individuals, and adverse publicity, judicial interpretations or potential litigation concerning the commercial use of such information, may result in substantial regulatory compliance costs, litigation expense or a loss of revenue.

Our markets are highly competitive and new product introductions and pricing strategies being offered by our competitors could decrease our sales and market share, or require us to reduce our prices in a manner that reduces our gross margins.

We operate in a number of geographic, product and service markets that are highly competitive. In consumer credit reporting services, we compete primarily with two global consumer credit reporting companies, Experian Information Solutions, Inc. and TransUnion LLC. We also compete with these and other companies, including Acxiom Corporation, Harte-Hanks, Inc. and InfoUSA, Inc. with respect to our direct marketing services. We cannot assure that competitors will not develop products and services that are superior to or that achieve greater market acceptance than our products and services.

The sizes of our competitors vary across market segments, as do the resources we have allocated to the segments we target. Therefore, some of our competitors may have significantly greater financial, technical, marketing or other resources than we do in each of our market segments or overall. As a result, our competitors may be in a position to respond more quickly than we can to new or emerging technologies and changes in customer requirements, or may devote greater resources than we can to the development, promotion, sale and support of products and services. Moreover, new competitors or alliances among our competitors may emerge and potentially reduce our market share. For instance, we may face competition from new entrants to the business and consumer marketing information industry as a result of the rapid expansion of the Internet, which is a substantial new channel for distributing consumer and business information to the market. If we are unable to respond as quickly or effectively to changes in customer requirements as our competition, our ability to expand our business and sell our products and services will be negatively affected.

Some of our competitors may also be able to sell products competitive to ours at lower prices given proprietary ownership of data, technical superiority or economies of scale. Price reductions by our competitors could negatively impact our margins and results of operations, and could also harm our ability to obtain new commercial relationships on favorable terms.

Our ability to increase our revenues will depend to some extent upon introducing new products and services, and if the marketplace does not accept these new products and services, our revenues may decline.

To increase our revenues, we must enhance and improve existing products and continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. We believe much of our future growth prospects will rest on our ability to continue to expand into newer products and services. Products that we plan to market in the future are in various stages of development. We cannot assure that the marketplace will accept these products. If our current or potential customers are not willing to switch to or adopt our new products and services, our ability to increase revenues will be impaired.

If we fail to keep up with rapidly changing technologies, our products and services could become less competitive or obsolete.

In our markets, technology changes rapidly and there are continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, database technology and the use of the Internet. Advances in technology may result in changing customer preferences for products and services and delivery formats. If we fail to enhance our current products and develop new products in response to changes in technology, industry standards or customer preferences, our products and services could rapidly become less competitive or obsolete. Our future success will depend, in part, upon our ability to internally develop new and competitive technologies; use leading third-party technologies effectively; continue to develop our technical expertise; anticipate and effectively respond to changing customer needs; and influence and respond to emerging industry standards and other technological changes.

We may suffer adverse financial consequences if Computer Sciences Corporation requires us to purchase its credit reporting business when the public equity or debt markets or other financing conditions are unfavorable to us.

In 1988, we entered into an agreement with Computer Sciences Corporation, or CSC, and certain of its affiliates under which CSC’s credit reporting agencies utilize our computerized credit database services. Under the agreement, CSC has an option, exercisable at any time, to sell its credit reporting business to us. The option expires in 2013. The option exercise price will be determined by an appraisal process and would be due in cash within 180 days after the exercise of the option. We estimate that if CSC were to exercise the option today, the option price would be approximately $650 million to $700 million. This estimate is based solely on our internal analysis of the value of the businesses, current market conditions and other factors, all of which are subject to constant change. Therefore, the actual option exercise price could be materially higher or lower than the estimated amount. If CSC were to exercise its option, we would have to obtain additional sources of funding. We believe that this funding would be available from sources such as additional bank lines of credit and the issuance of public debt and/or equity. However, the availability and terms of any such capital financing would be subject to a number of factors, including credit market conditions, the state of the equity markets, general economic conditions and our financial performance and condition. Because we do not control the timing of CSC’s exercise of its option, we could be required to seek such financing and increase our debt levels at a time when market or other conditions are unfavorable.

Our international operations subject us to additional business risks that may reduce our profitability or revenues.

We conduct business outside the U.S. During the fiscal year ended December 31, 2004, we received approximately 26% of our revenues from business outside the U.S. As part of our growth strategy, we plan to continue to pursue opportunities outside the U.S. As a result, our future operating results could be negatively affected by a variety of factors, many of which are beyond our control. The risks and potential costs of our international operations, include: political and economic instability; changes in regulatory requirements and policy and the adoption of laws detrimental to our operations, such as legislation relating to the collection and use of personal data; negative impact of currency exchange rate fluctuations; potentially adverse tax consequences; increased restrictions on the repatriation of earnings; and general economic conditions in international markets. We may not be able to avoid significant expenditures in addressing these potential risks.

Security is important to our business, and breaches of security, or the perception that e-commerce is not secure, could harm our business.

Business-to-business and business-to-consumer electronic commerce, including that which is Internet-based, requires the secure transmission of confidential information over public networks. Several of our products are accessed through the Internet, including our consumer and commercial information services that are delivered via ePORT™, our Internet delivery channel and our Personal Solutions services accessible through the www.equifax.com website. Security breaches in connection with the delivery of our products and services via ePORT™, our Personal Solutions website or well-publicized security breaches not involving the Internet that may affect us or our industry, such as database intrusion, could be detrimental to our business, operating results and financial condition. We cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach the technology protecting the networks that access our products, consumer services and proprietary database information.

If we experience system failures, the delivery of our products and services to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of customers.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of our computer network systems and data centers. Some of these systems have been outsourced to third party providers. Any significant interruptions could severely harm our business and reputation and result in a loss of customers. Our systems and operations could be exposed to damage or interruption from fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. The steps we have taken to prevent a system failure may not be successful and our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

We may incur risks related to acquisitions or significant investment in businesses.

We have made in the past, and may make in the future, acquisitions of, or significant investments in, businesses that offer complementary products, services and technologies. Any acquisitions or investments will be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include:

•       the financial and strategic goals for the acquired and combined business may not be achieved;

•       the possibility that we will pay more than the acquired companies or assets are worth;

•       unexpected liabilities arising out of the acquired businesses;

•       the difficulty of assimilating the operations and personnel of the acquired businesses;

•       the potential disruption of our ongoing business;

•       the potential dilution of our existing shareholders and earnings per share;

•       unanticipated liabilities, legal risks and costs;

•       the distraction of management from our ongoing business; and

•       the impairment of relationships with employees and customers as a result of any integration of new management personnel.

These factors could harm our business, results of operations or financial position, particularly in the event of a significant acquisition. The acquisition of businesses having a significant presence outside the U.S. will increase our relative exposure to the risks of conducting operations in international markets.

The loss of key personnel, or the inability to attract and retain highly skilled personnel, could make it more difficult to run our business and reduce our likelihood of success.

We are dependent on the principal members of our management and technical computer information systems staff. We do not have employment agreements with any of our executive officers other than Richard F. Smith, Chairman-Elect and Chief Executive Officer, and Donald T. Heroman, Chief Financial Officer. The loss of our management and key technical employees might slow the achievement of important business goals. It is also critical to our success that we recruit and retain qualified technical personnel to perform development work. We may not be able to attract and retain skilled and experienced technical personnel on acceptable terms because of intense competition.

Risks Related to the Common Stock

The price of our common stock may fluctuate significantly.

During 2005 through September 30, 2005, the closing price of our common stock on the New York Stock Exchange ranged from $27.23 to $37.56 per share. The closing price on October 18, 2005 was $34.62 per share. Our stock price may fluctuate in response to a number of events and factors, such as variations in operating results, actions by various regulatory agencies, litigation, market perceptions of our financial reporting, changes in financial estimates and recommendations by securities analysts, the actions of rating agencies, the operating and stock price performance of other companies that investors may deem comparable to us and news reports relating to trends in our markets or general economic conditions.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of the then-existing shareholders’ equity interests in us. Our board of directors has the authority to issue, without vote or action of shareholders, up to 10,000,000 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common shareholders’ interest. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without shareholder approval, up to 300,000,000 shares of common stock, of which approximately 134,439,960 shares were outstanding as of September 30, 2005, including shares held by employee benefits trusts. See “Description of Capital Stock.”

Provisions in our articles of incorporation, bylaws, shareholder rights plan, other agreements and Georgia law may make it difficult for a third party to acquire us, even in situations that may be viewed as desirable by our shareholders.

Our articles of incorporation, bylaws, shareholder rights plan, other agreements and the General Business Corporation Code of the State of Georgia, or Georgia Code, contain provisions that may delay or prevent an attempt by a third party to acquire control of our company. For example, our articles of incorporation:

•       provide for classified terms for the members of our board of directors;

•       authorize our board of directors to fill vacant directorships or to increase the size of the board;

•       do not authorize our shareholders to remove a director without cause;

•       do not authorize our shareholders to cumulate voting in the election of directors; and

•       authorize the issuance of preferred stock with such rights, powers and privileges as the board deems appropriate.

In addition, our bylaws limit the ability of shareholders to bring business before a meeting of shareholders and do not allow our shareholders to act by written consent.

We are a Georgia corporation and have elected to be governed by the “business combination” and “fair price” provisions of the Georgia Code, that could be viewed as having the effect of discouraging an attempt to obtain control of us. The business combination provision generally would prohibit us from engaging in various business combination transactions with any interested shareholder for a period of five years after the date of the transaction in which the person became an interested shareholder unless certain designated conditions are met.

The fair price provision generally requires that, absent board or shareholder approval of an acquisition or merger, an interested shareholder seeking to engage in a business combination transaction with us must pay the remaining shareholders the same price for their shares as was paid by the interested shareholder to acquire beneficial ownership of 10% or more of our outstanding voting shares.

We have also implemented a shareholder’s rights plan, also called a poison pill, which could make it uneconomical for a third party to acquire our company on a hostile basis.

These provisions could also discourage or impede a tender offer, proxy contest or other similar transactions involving control of us, even if viewed favorably by shareholders. See “Description of Capital Stock—Anti-Takeover Effects of Our Articles of Incorporation, Bylaws, Shareholder Rights Plan and Other Agreements.”

Our business is subject to changing regulations for corporate governance and public disclosure that has increased both our costs and the risk of noncompliance.

Each year we are required to evaluate our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls as required by Section 404 of the Sarbanes-Oxley Act. As a result, we will incur additional expenses and will suffer a diversion of management’s time. In addition, if we cannot comply with the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission, the Public Company Accounting Oversight Board, or PCAOB, or the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain “forward-looking” statements. These statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on the current beliefs of our management as well as assumptions made by, and information currently available to, management. Words such as “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “seeks,” “plan,” “project,” “continue,” “predict,” and other  similar phrases or expressions identify forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially form those expressed or implied in the forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under “Risk Factors” beginning on page 2, and elsewhere in this prospectus.

You should read these statements carefully because they discuss our expectations about future performance, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information. Before you invest, you should be aware that the occurrence of any of the events described in “Risk Factors” beginning on page 2 and elsewhere in this prospectus could substantially harm our business, results of operations and financial condition. We disclaim any obligation to announce publicly the result of any revision to any of the forward-looking information to reflect future events or developments.

USE OF PROCEEDS

The common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling shareholder. We will not receive any proceeds from the sale of the shares by the selling shareholder.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 300,000,000 shares of common stock, $1.25 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. At September 30, 2005, 134,439,960 shares of common stock were issued and outstanding, including shares held by employee benefits trusts, and no shares of preferred stock were issued or outstanding.

The following description of our capital stock and certain provisions of our articles of incorporation, bylaws and shareholder rights plan is a summary of the material terms of our capital stock and is qualified in its entirety by the provisions of the articles of incorporation, bylaws and shareholder rights plan, copies of which have been filed with the SEC and are available for inspection. See “Where You Can Find More Information.”

Common Stock

Voting and Other Rights.   Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. A majority vote is required for all actions to be taken by shareholders, except that directors are elected by a plurality of the votes cast. Shareholders do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares voting in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights. All outstanding shares of our common stock are fully paid and nonassessable.

Distributions.   Common stock dividends are subject to preferences, if any, on any outstanding shares of preferred stock. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. If we liquidate, dissolve or windup our affairs, common shareholders are entitled to share proportionately in the assets available for distribution to such holders after we pay our creditors and holders of any preferred stock we have outstanding at the time of liquidation. Our $500 million senior unsecured revolving credit agreement entered into in August 2004 with SunTrust Bank and other lenders would restrict our ability to pay cash dividends on our capital stock or repurchase capital stock if the total amount of such payments in any fiscal year would exceed 20 percent of our consolidated total assets measured as of the end of the preceding fiscal year.

Preferred Stock

Our articles of incorporation authorize our board of directors to create and provide for the issuance of one or more series of preferred stock, without the approval of our shareholders. If preferred stock is issued, our board may fix the designations, relative rights, preferences and limitations of the shares of each series, provided that the holders of shares of preferred stock will not be entitled to more than the greater of (i) one vote per $100 liquidation value or (ii) one vote per share. The holders of shares of preferred stock will not be entitled to vote separately as a class, except to the extent specified with respect to each series with respect to any amendment or alteration of our articles of incorporation that would adversely affect the powers, preferences or special rights of the applicable series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of the common stock. Under certain circumstances, the terms of any preferred stock, which is subsequently issued, could also restrict dividend payments to holders of our common stock or restrict our ability to repurchase or redeem shares.

Anti-Takeover Effects of Our Articles of Incorporation, Bylaws, Shareholder Rights Plan and Other Agreements

Some provisions of our articles of incorporation, bylaws, shareholder rights plan and other agreements may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

These provisions include, but are not limited to:

Authorized but Unissued Shares.   Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval except as may be required by applicable stock exchange rules or Georgia law. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common and preferred stock unless our board believes that approval is advisable or is required by applicable stock exchange rules or Georgia law.

Cumulative Voting.   Our articles of incorporation do not authorize our shareholders to cumulate voting in the election of directors. As a result, shareholders may not aggregate their votes for a single director.

Classified Board of Directors.   Our board, other than directors elected by any series of preferred stock, is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The class of directors elected at each annual meeting is elected for a three-year term. Some practical effects of these classification provisions are the following:

•       It will take at least two annual meetings of shareholders, instead of one, to elect a majority of the board. This delay ensures that our directors, if confronted by a shareholder attempting to force a proxy contest, a tender offer or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal and any available alternatives before they act in what they believe to be the best interests of the shareholders. However, even if a change in the composition of the board would be beneficial to us and our shareholders, it will take at least two annual meetings of shareholders to make this change.

•       A classified board may discourage third-party proxy contests, tender offers or attempts to obtain control of the corporation. This will happen even if an attempt might be beneficial to us and our shareholders. Therefore, there is an increased likelihood that incumbent directors will retain their positions.

•       A classified board discourages accumulations of large blocks of our stock by purchasers whose objective is to take control of the board. This could reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of stock. Shareholders therefore might not have opportunities to sell their shares of common stock at the higher market price that an accumulation of stock could create.

Number of Directors; Removal; Filling Vacancies.   Generally speaking, our board must consist of between nine and twenty directors and vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office. Therefore, unless the bylaws are amended, the board could prevent any shareholder from enlarging the board of directors and filling the new directorships with the shareholder’s own nominees.

Under Georgia law, unless otherwise provided in the articles of incorporation or a bylaw adopted by the shareholders, directors serving on a classified board may only be removed by the shareholders for cause. Our articles of incorporation and bylaws do not provide otherwise. Our articles of incorporation require a majority of board, or the affirmative vote of at least two-thirds of the voting power of all of the then-outstanding shares of stock entitled to vote, to amend provisions of the articles of incorporation or bylaws that relate to the size of the board, classification of directors, or filling vacancies on the board.

No Shareholder Action by Written Consent; Special Meetings.   Subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent. Under circumstances described in the bylaws, special meetings of shareholders can be called by the chairman of the board, the lead director, the board, the chief executive officer, the president, or upon the written request to our chief executive officer or corporate secretary signed by the holders of all of the outstanding shares entitled to vote at the proposed special meeting. Moreover, any special meeting of shareholders is limited to the business in the notice of the special meeting sent to shareholders before the meeting.

These procedural requirements could have the effect of preventing a request by shareholders for a special meeting and could delay consideration of a shareholder proposal until our next annual meeting. This would effectively prevent the holders of our stock from unilaterally using the written consent procedure to take shareholder action.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals.   Only people who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given the proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the chairman, the board or a shareholder who has given proper notice. A shareholder’s notice to us proposing to nominate a person for election as a director must also contain certain information described in the bylaws. Some of the effects of the provisions described above and in the bylaws include:

•       The board will have a longer period to consider the qualifications of the proposed nominees and, if deemed necessary or desirable, to inform shareholders about the qualifications;

•       There will be an orderly procedure for conducting annual meetings of shareholders and informing shareholders, prior to the meetings, of any business proposed to be conducted at the meetings, including any board recommendations; and

•       Contests for the election of directors or the consideration of the shareholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

Anti-Takeover Legislation.   We are a Georgia corporation and have elected to be governed by the “business combination” and “fair price” provisions of the Georgia Business Corporation Code, as amended, or Georgia Code, that could be viewed as having the effect of discouraging an attempt to obtain control of Equifax.

Sections 14-2-1131 through 1133 of the Georgia Code generally prohibit a corporation which has adopted a bylaw provision electing to be covered thereby from engaging in any “business combination” with an “interested shareholder” for a period of five years from the date such person becomes an interested shareholder, unless the interested shareholder:

•       prior to becoming an interested shareholder, obtained the approval of our board of directors for either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•       becomes the owner of at least 90% of our outstanding voting stock in the same transaction in which the interested shareholder became an interested shareholder, excluding for purposes of determining the number of shares outstanding those shares owned by our officers, directors, subsidiaries and certain employee stock plans; or

•       subsequent to becoming an interested shareholder,  acquires additional shares resulting in ownership of at least 90% of our outstanding voting stock and obtains approval of the business combination by the holders of a majority of our voting stock entitled to vote thereon, other than those shares held by the interested shareholder, our officers, directors, subsidiaries and certain employee stock plans.

The term “business combination” refers to a merger, consolidation or other specified corporate transaction. The term “interested shareholder” refers to any person who is the beneficial owner of 10% or more of the voting power of our outstanding voting shares, or is an affiliate of ours and was a 10% or more beneficial owner of the voting power of our outstanding voting shares at any time within the preceding two years.

Our “business combination” bylaw provision may be repealed only by an affirmative vote of two-thirds of the directors not affiliated with an interested shareholder and a majority of the votes entitled to be cast by the outstanding voting shares, other than shares beneficially owned by any interested shareholder, and shall not be effective until 18 months after that shareholder vote. The Georgia Code provides that a Georgia corporation which has thus repealed such a bylaw may not thereafter readopt that bylaw.

The “fair price” provisions contained in the Sections 14-2-1110 through 1113 of the Georgia Code and our bylaws require, generally, in connection with a merger or similar transaction between us and an “interested shareholder,” the unanimous approval of our directors not affiliated with the interested shareholder or the affirmative vote of two-thirds of these directors and a majority of the outstanding shares held by disinterested shareholders, unless:

•       within the past three years the interested shareholder has not increased its shareholdings by more than 1% in any 12-month period; or

•       all shareholders receive at least the same consideration for their shares as the interested shareholder previously paid.

The fair price provisions may be revised or rescinded only upon the affirmative vote of at least two-thirds of the directors not affiliated with an interested shareholder and a majority of the outstanding shares held by disinterested shareholders. For purposes of the “fair price” bylaw provision, the term “interested shareholder” is defined in the same manner as the business combination provisions.

Shareholder Rights Plan.   On October 25, 1995, our board of directors adopted a shareholder rights plan, which was amended on July 7, 2001 and was further amended and restated on October 14, 2005. Our rights plan contains provisions to protect our shareholders in the event of an unsolicited offer to acquire us, including offers that do not treat all shareholders equally, the acquisition in the open market of shares constituting control without offering fair value to all shareholders and other coercive, unfair or inadequate takeover bids and practices that could impair the ability of our board to represent shareholders’ interests fully. Pursuant to the rights plan, our board declared a dividend of one share purchase right for each outstanding share of our common stock, which were distributed to shareholders of record as of November 6, 1995. The rights, which will expire on November 6, 2015 unless renewed by the board of directors, are initially represented by, and trade together with, our common stock. The rights are not currently exercisable and do not become exercisable unless certain triggering events occur. Among the triggering events is the acquisition of 20% or more of our common stock by a person or group of affiliated or associated persons. Unless previously redeemed, upon the occurrence of one of the specified triggering events, each right that is not held by the 20% or more shareholder will entitle its holder to purchase one share of common stock or, under certain circumstances, additional share of common stock at a discounted price. Prior to exercise, a right will not create any rights as a shareholder of us.

The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors, since we may redeem the rights prior to the time that a person or group acquires 20% or more of our outstanding common stock.

Change in Control Agreements.   We have change in control agreements with certain of our key officers. These agreements have renewable five year terms and become effective only upon a change in control of us, generally defined as the acquisition by any person or group of 20% or more of the voting power of our outstanding stock; certain business combinations; the sale or disposition of all or substantially all of our assets; or a complete liquidation or dissolution of us. If such an event occurs and the officer’s employment terminates within three years thereof other than from death, disability or termination for cause or voluntary termination other than for good cause, the officer will receive, among other compensation, three times the sum of such officer’s highest annual salary for the twelve months prior to termination and the officer’s highest bonus for the three years prior to termination.

Liability of Directors; Indemnification.   A director generally will not be personally liable for monetary damages to us or our shareholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:

•       any appropriation of any business opportunity of our company in violation of the director’s duties;

•       acts or omissions which involve intentional misconduct or a knowing violation of law;

•       paying a dividend or approving a stock repurchase in violation of Georgia law; or

•       any transaction from which the director derived an improper personal benefit.

We indemnify our officers and directors against lawsuits by third parties to the fullest extent of the law. We may agree with any person to provide an indemnification greater than or different from the indemnification provided by our articles of incorporation.

Amendments.   Our articles of incorporation and bylaws generally may be amended by a majority vote of the shareholders, but some provisions, including some of the provisions described above, can only be amended by an affirmative vote of the holders of at least two-thirds of the then outstanding voting stock. This two-thirds approval requirement prevents a shareholder with only a majority of the common stock from circumventing the requirements of these provisions by simply amending or repealing them. Our articles of incorporation further provide that the bylaws may be amended by our board of directors.

Transfer Agent and Registrar

SunTrust Bank is the transfer agent and registrar for our common stock.

SELLING SHAREHOLDER

This prospectus covers the offering for resale from time to time of up to 443,337 shares of Equifax Inc. common stock by the selling shareholder identified below. Pursuant to an Agreement and Plan of Reorganization dated as of September 8, 2005, among Equifax Inc., Equifax Information Services LLC, ChoiceData Consumer Services, Inc. (“ChoiceData”) and Credit Bureau of Knoxville, Inc., we acquired certain credit files and other assets from ChoiceDATA in exchange for shares of Equifax common stock and other consideration. We agreed to register the shares which were issued, in a private placement exempt from registration under the Securities Act of 1933, to Credit Bureau of Knoxville, Inc., a Tennessee not for profit corporation, and to indemnify them as a selling shareholder against certain liabilities related to the resale of the common stock, including liabilities arising under the Securities Act.

As used in this prospectus, “selling shareholder” includes the successors-in-interest, donees, transferees or others who may later hold the selling shareholder’s interests and who will be named in a supplement to this prospectus.

No offer or sale may be made by a selling shareholder unless that shareholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement. We will supplement or amend this prospectus to include additional selling shareholders upon request and upon provision of all required information to us, subject to the terms of the Agreement and Plan of Reorganization between us and the initial purchaser of the common stock offered by this prospectus. The selling shareholder may sell all, some or none of the shares covered by this prospectus. See “Plan of Distribution.”  We will bear all costs, expenses and fees in connection with the registration of the shares offered by this prospectus. The selling shareholders legal fees, and any brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling shareholder.

The following table sets forth the name of each selling shareholder, the amount of our common stock beneficially owned and the percentage of common stock outstanding owned by such selling shareholder prior to the offering, the number of shares being offered for the selling shareholder’s account, and the amount to be owned and the percentage of common shares outstanding owned by the selling shareholder after completion of the offering. To our knowledge, the selling shareholder has not held any position or office with us or had any other material relationship with us or any of our affiliates, other than as a credit bureau system affiliate and credit reporting agency of ours, through its subsidiary, ChoiceData, during the past three years.

We prepared the table based on information supplied to us by the selling shareholder. We have not sought to verify such information. Additionally, the selling shareholder may have sold or transferred some or all of its common stock in exempt or non-exempt transactions, since the date on which the information in the table was provided to us. Other information about the selling shareholder may also change over time.

	Common Stock Owned Prior to the Offering		Number of Shares	Common Stock Owned After the Offering(1)
Name and Address	Number	Percent	Offered Hereby	Number	Percent
Credit Bureau of Knoxville, Inc. 1014 Heiskell Avenue Knoxville, TN 37921	443,337	*	443,337	0	0%

*                    Less than 1%

(1)          We do not know when or in what amounts the selling shareholder may offer for sale shares of common stock covered by this prospectus. The selling shareholder may sell the shares covered by this prospectus from time to time, and may also decide not to sell all, or any, of the shares covered by this prospectus. For purposes of this table, we have assumed that the selling shareholder will sell all of the shares covered by this prospectus.

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the selling shareholder. As used in this prospectus, “selling shareholder” includes donees and pledgees selling common stock from a named selling shareholder after the date of this prospectus.

Under this prospectus, the selling shareholder intends to offer our securities to the public:

•       through one or more broker-dealers;

•       through underwriters; and

•       directly to investors.

The selling shareholder may price the common stock offered from time to time:

•       at market prices prevailing at the time of any sale under this registration  statement;

•       at prices related to market prices; or

•       at negotiated prices.

We will pay the costs and expenses of the registration and offering of the common stock offered hereby. We will not pay any legal expenses of the selling shareholder, underwriting fees, discounts and selling commissions of the selling shareholder relating to the sale of the selling shareholder’s shares, which will be paid by the selling shareholder. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•       in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•       on the New York Stock Exchange; or

•       in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or though other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling shareholder will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their business.

The selling shareholder and any underwriter, dealer or agent who participates in the distribution of the securities may be deemed to be “underwriters” under the Securities Act of 1933, and any discount, commission or concession received by such persons may be deemed to be an underwriting discount or commission.  The selling shareholder may indemnify any broker-dealer who participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

In addition, the selling shareholder has advised us that it may sell common shares in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

REGISTRATION RIGHTS

On September 8, 2005, we entered into an Agreement and Plan of Reorganization with the selling shareholder as initial purchaser of 443,337 shares of our common stock. The agreement included registration rights provisions under which we will at our cost use our diligent and commercially reasonable efforts to:

•       file a shelf registration statement, of which this prospectus is a part, with the SEC with respect to the common stock;

•       cause the shelf registration statement to be declared effective under the Securities Act on or before December 20, 2005; and

•       keep the registration statement continuously effective after its effective date until:

•        September 8, 2006; or

•        such shorter period ending when (1) all the shares have been sold; (2) all the shares have been resold pursuant to Rule 144 of the Securities Act; or (3) the selling shareholder requests termination of the registration statement.

We have the right to delay the effectiveness or suspend use of the shelf registration statement for a reasonable period, but not in excess of 90 days in any calendar year during specified periods of time relating to pending corporate developments and public filings with the SEC and similar events. If the shelf registration statement is not declared effective on or before December 20, 2005, the selling shareholder may require us to repurchase its shares at the same price per share at which it was acquired by such selling shareholder ($35.21).

A holder who selects to sell any securities pursuant to the shelf registration statement:

•       will be required to be named as a selling shareholder;

•       will be required to deliver a prospectus to purchasers;

•       will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•       will be bound by the provisions of the agreement which are applicable, including indemnification obligations.

Promptly upon request from any holder of registerable securities, we will provide a form of notice and questionnaire to be completed and delivered by the holder to us at least five business days before any intended distribution of registerable securities under the shelf registration statement.

We will pay expenses incurred in connection with the shelf registration statement, excluding any selling expenses, underwriting fees, commissions and transfer taxes applicable to the sale of the selling shareholder’s shares and any fee and expenses of counsel, internal or external advisors or other advisers and agents of the selling shareholder.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Kilpatrick Stockton LLP, Atlanta, Georgia. The selling shareholder’s counsel will advise them about other issues relating to the offering. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed upon by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Equifax Inc. appearing in Equifax Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, and Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov.

We also make available free of charge on our website, www.equifax.com, in the Investor Center section, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below:

•       our amended annual report on Form 10-K/A for the year ended December 31, 2004,  filed on April 1, 2005;

•       our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, filed on May 5, 2005 and August 4, 2005, respectively;

•       our current reports on Form 8-K filed on February 7, 2005, February 9, 2005, March 18, 2005, May 19, 2005, August 12, 2005, August 25, 2005, September 26, 2005, October 4, 2005 and October 18, 2005 (in each case to the extent filed and not furnished); and

•       all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of the registration statement.(1)

(1)          The information referred to in Item 402(a)(8) of Regulation S-K and paragraph (d)(3) of Item 7 of Schedule 14A promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.equifax.com, or by writing or calling us at the following address:

Equifax Inc.
Corporate Secretary
1550 Peachtree Street, N.W.
Atlanta, Georgia 30309
Telephone (404) 885-8000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                 Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions. All such expenses will be borne by Equifax. All amounts set forth below are estimates, other than the SEC registration fee.

Amount to be paid
SEC registration fee	$1,770
Legal fees and expenses	$5,000
Accounting fees and expenses	$4,500
Printing and engraving expenses	$2,000
Miscellaneous	$500
Total	$13,770

Item 15.                 Indemnification of Directors and Officers.

The Georgia Business Corporation Code permits, and Equifax’s Bylaws require, us to indemnify any person who is a party to any threatened, pending or completed action, suit or proceeding (which could include actions, suits or proceedings under the Securities Act), whether civil, criminal, administrative, arbitrative or investigative by reason of the fact that such person is or was a director or officer of Equifax or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. However, we will not indemnify any director or officer who is found liable to Equifax or is subjected to injunctive relief in favor of Equifax for:

(1)         improperly appropriating any business opportunity of Equifax;

(2)         acts or omissions involving intentional misconduct or a knowing violation of the law;

(3)         any unlawful distributions resulting from the director or officer not acting in good faith; and

(4)         any transaction from which he or she received improper personal benefit.

The Registrant’s Amended and Restated Articles of Incorporation also provide that the indemnification rights contained in the Bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

The Registrant believes that its charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Registrant has purchased and maintains liability insurance to protect its officers and directors against any liability asserted against them or incurred by them as permitted by Registrant’s Amended and Restated Articles of Incorporation and Section 14-2-858 of the Georgia Business Corporation Code. The insuring of the directors and officers is permitted whether or not the Registrant would have the power to indemnify that director, officer, agent or employee under its charter or the terms of the Georgia Business Corporation Code.

For the undertaking with respect to indemnification, see Item 17 below. The Agreement and Plan of Reorganization dated September 8, 2005, among Equifax Inc., Equifax Information Services LLC,

ChoiceData Consumer Services, Inc. and the selling shareholder, Credit Bureau of Knoxville, Inc. provides for cross-indemnification in connection with registration of the Registrant’s common stock on behalf of the selling shareholder.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.                 List of Exhibits.

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of Equifax Inc. (incorporated by reference to Exhibit B of Equifax’s definitive Proxy Statement for the 1996 Annual Meeting of Shareholders, filed on March 27, 1996).

3.2	Equifax Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Equifax Inc.’s Form 10-K filed on March 11, 2004).
4.1	Specimen common stock certificate.
4.2

Amended and Restated Rights Agreement dated as of October 14, 2005 between Equifax Inc. and SunTrust Bank, as Rights Agent, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights (incorporated by reference to Exhibit 4.1 to Equifax Inc.’s Form 8-K filed on October 18, 2005).

4.3	Form of Rights Certificate (included in Exhibit 4.2).
5	Opinion of Kilpatrick Stockton LLP.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Kilpatrick Stockton LLP (contained in Exhibit 5).
24	Power of Attorney (included on the signature page hereof).

Item 17.                 Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i)  to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

          (ii)  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

        (iii)  to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by a registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be  a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise (other than the insurance policies referred to therein), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matters has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 19, 2005.

EQUIFAX INC.
By:	/s/ RICHARD F. SMITH
Richard F. Smith
Chairman-Elect and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kent E. Mast, Donald T. Heroman and Nuala M. King, and each of them, any of whom may act without the joinder of the others, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits hereto and other documents in connection therewith or in connection with registration of the securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other document necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby,  ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated below on October 19, 2005.

Signature	Title
/s/ RICHARD F. SMITH	Chairman-Elect, Chief Executive Officer and a
Richard F. Smith	Director (Principal Executive Officer)
/s/ DONALD T. HEROMAN	Corporate Vice President and Chief Financial Officer
Donald T. Heroman	(Principal Financial Officer)
/s/ NUALA M. KING	Vice President and Corporate Controller
Nuala M. King	(Principal Accounting Officer)

Signature	Title
/s/ THOMAS F. CHAPMAN	Chairman of the Board and a Director
Thomas F. Chapman
/s/ CHARLES G. BETTY	Director
Charles G. Betty
/s/ JOHN L. CLENDENIN	Director
John L. Clendenin
/s/ JAMES E. COPELAND, JR.	Director
James E. Copeland, Jr.
/s/ A. WILLIAM DAHLBERG	Director
A. William Dahlberg
/s/ L. PHILLIP HUMANN	Director
L. Phillip Humann
/s/ LEE A. KENNEDY	Director
Lee A. Kennedy
/s/ LARRY L. PRINCE	Director
Larry L. Prince
/s/ D. RAYMOND RIDDLE	Director
D. Raymond Riddle
/s/ JACQUELYN M. WARD	Director
Jacquelyn M. Ward

EXHIBIT INDEX

Exhibit No.	Description
3.1

Amended and Restated Articles of Incorporation of Equifax Inc. (incorporated by reference to Exhibit B of Equifax’s definitive Proxy Statement for the 1996 Annual Meeting of Shareholders, filed on March 27, 1996).

3.2	Equifax Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Equifax Inc.’s Form 10-K filed on March 11, 2004).
4.1	Specimen common stock certificate.
4.2

Amended and Restated Rights Agreement dated as of October 14, 2005, between Equifax Inc. and SunTrust Bank, as Rights Agent, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights (incorporated by reference to Exhibit 4.1 to Equifax Inc.’s Form 8-K filed on October 18, 2005).

4.3	Form of Rights Certificate (included in Exhibit 4.2).
5	Opinion of Kilpatrick Stockton LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Kilpatrick Stockton LLP (contained in Exhibit 5).
24	Powers of Attorney (included on the signature page hereof).